SNET logo                                    NEWS RELEASE
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visit us at www.snet.com         227 Church Street
                                 New Haven Connecticut 06510

                                              June 25, 1997

For further information, please contact:     Kevin Moore
                                           (203) 771-2136

Analysts contact:                            Mike Bromley
                                           (203) 771-4143

    SNET RESPONDS TO DPUC DECISION ON COMPANY RESTRUCTURE

The following statement can be attributed to Daniel J.
Miglio, SNET Chairman and CEO, in response to today's DPUC decision on SNET's proposal to restructure the company:


     "Although we have obviously not had time to examine it

in detail, our initial reading of the decision suggests

mixed effects for SNET.  We will be allowed to set up our

wholesale and retail operations as separate businesses,

enabling us to focus aggressively on both wholesale and

retail customers.  Our retail subsidiary, newly certified as a local exchange carrier, will have the pricing and

marketing flexibility to compete on an equal footing with other

CLECs (Certified Local Exchange Carriers) in Connecticut.

     "However, balloting and the allocation of customers for

local service will cause further customer confusion and may

have a significant effect on our 1998 earnings.  This

restructure will be a first anywhere, and no one can

possibly know exactly what the impact will be.  Certainly,

we will see speculation on the meaning of this decision, but it will be just that--speculation.

                           -more-

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     "It's important to emphasize that SNET already has an

excellent competitive track record.  With the advent of in-

state toll choice in Connecticut, SNET has learned how to

compete and win.  We have proven ourselves to be an

innovative and effective retailer, attracting and retaining

customers by offering the best products, packages and

service in the market.

     "Our next steps will be to analyze the decision in

detail and, as we always do, assess our options."

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